                                                                     EXHIBIT 12

                            MATRIA HEALTHCARE, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (In thousands, except ratio data)


                                                                                                                  THREE MONTHS ENDED
                                                                              YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                                   --------------------------------------------   ------------------
                                                                    2003      2002      2001     2000     1999     2004       2003
                                                                   ------    ------    ------   ------   ------   --------   -------
FIXED CHARGES COMPUTATION:
     Interest expense                                              14,327    14,042    10,392    8,600    8,185      3,413   3,816
     Interest component of rent expense (a)                         2,148     2,097     1,916    2,224    2,487        560     537
                                                                   ------    ------    ------   ------   ------      -----   -----
         Total fixed charges                                       16,475    16,139    12,308   10,824   10,672      3,973   4,353
                                                                   ------    ------    ------   ------   ------      -----   -----
PREFERRED DIVIDENDS:                                                   --        --     2,894    5,326    3,049         --      --
                                                                   ------    ------    ------   ------   ------      -----   -----
         Combined fixed charges and preferred dividends            16,475    16,139    15,202   16,150   13,721      3,973   4,353
                                                                   ======    ======    ======   ======   ======      =====   =====
EARNINGS COMPUTATION:
     Earnings (loss) from continuing operations before
       income taxes                                                12,532   (20,144)   14,000   22,794   27,366      1,603   1,920
     Fixed charges                                                 16,475    16,139    12,308   10,824   10,672      3,973   4,353
                                                                   ------    ------    ------   ------   ------      -----   -----
         Earnings available for fixed charges                      29,007    (4,005)   26,308   33,618   38,038      5,576   6,273
                                                                   ======    ======    ======   ======   ======      =====   =====

     Ratio of earnings to fixed charges                               1.8        --(b)    2.1      3.1      3.6        1.4     1.4
     Ratio of earnings to combined fixed charges and
      preferred dividends                                             1.8        --(b)    1.7      2.1      2.8        1.4     1.4

(a) The interest factor was calculated to be one-third of rental expense under operating leases and is considered to be a representative interest factor.

(b) Earnings were insufficient to cover fixed charges. The dollar amount of the deficiency, based on a one-to-one coverage ratio, was $20,144.